EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649

Essex Property Trust Announces Pricing of $130 Million
Convertible Preferred Equity Offering

Palo Alto, California - July 21, 2006 - Essex Property Trust, Inc. (NYSE:ESS) a fully integrated Real Estate Investment Trust (REIT) that invests in apartment communities located in highly desirable, supply-constrained markets, announced today the pricing of its offering of 5.2 million shares of Series G Cumulative Convertible Preferred Stock, liquidation preference of $25 per share. The Company granted the underwriter an option to purchase up to an additional 780,000 shares of its Series G Cumulative Convertible Preferred Stock.

The Series G Cumulative Convertible Preferred Stock will be convertible by holders into shares of the Company’s common stock at an initial conversion rate of 0.1830 shares of common stock per share of Series G Cumulative Convertible Preferred Stock (subject to adjustment in certain circumstances), which represents an initial conversion price of approximately $136.62 per share of common stock. Holders of the Series G Cumulative Convertible Preferred Stock are entitled to receive cumulative cash dividends thereon at a rate of 4.875% per year of the $25 liquidation preference (equivalent to $1.21875 per year per share of Series G Cumulative Convertible Preferred Stock).

Essex intends to use the net proceeds of the offering to pay down outstanding borrowings under its lines of credit, which bore interest at a blended rate of 5.76% for the quarter ended June 30, 2006, fund the development pipeline and for general corporate purposes. The closing of the sale of the Series G Cumulative Convertible Preferred Stock is expected to occur on July 26, 2006, and is subject to the satisfaction of customary closing conditions.

Banc of America Securities LLC acted as sole book running manager for the offering. A registration statement relating to these securities has been filed with the SEC. Copies of the prospectus can be obtained from Banc of America Securities LLC at the following address:

    Banc of America Securities LLC
    Capital Markets Operations (Prospectus Fulfillment)
    100 West 33rd Street
    New York, NY 10001

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 126 multifamily properties (26,543 units), and has 551 units in various stages of development.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including the anticipated closing date and the use of proceeds of the offering. The statements made by the Company are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements described in the Company's filings with the SEC, including the Risk Factors section in Item 1A of the Company's Quarterly Report on Form 10-Q filed on May 10, 2006 (see page 25). The Company does not intend to update these statements and undertakes no duty to any person to affect any such update under any circumstance.